Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 33-52252) of Johnson & Johnson of our report dated June 19, 2014 relating to the financial statements of Johnson & Johnson Savings Plan for Union Represented Employees, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
New York, NY
June 19, 2014